   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2002
                                                REGISTRATION NO. _______________
================================================================================



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                         Technology Visions Group, Inc.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)

        Delaware                                                 84-1001264
--------------------------------------------------------------------------------
(State or other jurisdiction of                                (IRS Employer
incorporation or organization)                               Identification No.)

           5950 La Place Court, Suite 140, Carlsbad, California 92008
--------------------------------------------------------------------------------
          (Address of Principal Executive Offices, including ZIP Code)

    Fee Agreement for Professional Services with Richard O. Weed, Employment Agreement with James B. Lahey; Employment Agreement with James A. Giansiracusa,
                   2002 Non-Qualified Stock Compansation Plan
--------------------------------------------------------------------------------
                            (Full title of the plan)

             James A. Giansiracusa, 5950 La Place Court, Suite 140,
                           Carlsbad, California 92008
--------------------------------------------------------------------------------
                     (Name and address of agent for service)

                                 (760) 918-9168
--------------------------------------------------------------------------------
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                              PROPOSED        PROPOSED
                            AMOUNT OF         MAXIMUM          MAXIMUM          AMOUNT OF
 TITLE OF SECURITIES         SHARES           OFFERING         AGGREGATE       REGISTRATION
   TO BE REGISTERED      TO BE REGISTERED  PRICE PER SHARE  OFFERING PRICE(1)      FEE
-----------------------  ----------------  ---------------  -----------------  ------------
$.001 par value              10,500,000        $.03 (1)         $315,000          $41.92
common stock

$.001 par value                 250,000        $.15 (2)          $37,500           $4.98
common stock
underlying stock
options


TOTALS                       10,750,000                         $352,500          $46.90

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of February 19, 2002, a date within five business days prior to the filing of this registration statement.
(2) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(g) under the Securities Act and is calculated upon the price at which the options may be exercised.

                                   PROSPECTUS

                         Technology Visions Group, Inc.

                        10,750,000 Shares Of Common Stock

         This prospectus relates to the offer and sale by Technology Visions Group, Inc., a Delaware corporation ("Technology Visions"), of 10,750,000 shares of its $.001 par value per share common stock to certain employees, officers, directors and consultants (the "consultants") pursuant to consulting agreements and the 2002 Non-Qualified Stock Compensation Plan (the "Stock Plan"). Pursuant to the Stock Plan and consulting agreements, in payment for services rendered, Technology Visions is registering hereunder and then issuing, upon receipt of adequate consideration therefore, to the consultants and persons covered by the Stock Plan, 10,500,000 shares of common stock and 250,000 shares of common stock underlying stock options.

         The common stock is not subject to any restriction on transferability. Recipients of shares other than persons who are "affiliates" of Technology Visions within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-counter market at prices prevailing at the time of such sale. Technology Visions is not registering shares hereunder for affiliates of the company. An affiliate is summarily, any director, executive officer or controlling shareholder of Technology Visions or anyone of its subsidiaries. An "affiliate" of Technology Visions is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). If a consultant who is not now an "affiliate" becomes an "affiliate" of Technology Visions in the future, he/she would then be subject to Section 16(b) of the Exchange Act. The common stock is traded on the OTC Bulletin Board under the symbol "TVGR."

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 21, 2002

         This prospectus is part of a registration statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the registration statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act. The statements in this prospectus as to the contents of any contracts or other documents filed as an exhibit to either the registration statement or other filings by Technology Visions with the Commission are qualified in their entirety by the reference thereto.

         A copy of any document or part thereof incorporated by reference in this prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Technology Visions Group, Inc., 5950 La Place Court, Suite 140, Carlsbad, California 92008. Technology Visions' telephone number is (760) 918-9168.

         Technology Visions is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports, as well as the proxy statements, information statements and other information filed by Technology Visions under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W. Washington D.C. 20549.

         No person has been authorized to give any information or to make any representation, other than those contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by Technology Visions. This prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any person to whom it is unlawful to make an offer or solicitation.

         Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been a change in the affairs of Technology Visions since the date hereof.



                                TABLE OF CONTENTS

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS.....................................6

Item 1.  The Plan Information............................................................6

Item 2.  Registrant Information and Employee Plan Annual Information.....................7

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.......................................8

Item 3.  Incorporation of Documents by Reference.........................................8

Item 4.  Description of Securities.......................................................8

Item 5.  Interests of Named Experts and Counsel..........................................8

Item 6.  Indemnification of Officers, Directors, Employees and Agents; Insurance.........8

Item 7.  Exemption from Registration Claimed.............................................9

Item 8.  Exhibits........................................................................9

Item 9.  Undertakings....................................................................9

SIGNATURES..............................................................................12

EXHIBITS................................................................................13


                                     PART 1

                    INFORMATION REQUIRED IN THE SECTION 10(a)


                                   PROSPECTUS


ITEM 1. THE PLAN INFORMATION.

THE COMPANY

         Technology Visions has its principal executive offices at 5950 La Place Court, Suite 140, Carlsbad, California 92008. Technology Visions' telephone number is (760) 918-9168.

PURPOSE

         Technology Visions will issue common stock to certain consultants pursuant to consulting agreements entered into between these consultants and Technology Visions, and the Stock Plan, which have been approved by the Board of Directors of Technology Visions. The agreements and the Stock Plan are intended to provide a method whereby Technology Visions may be stimulated by the personal involvement of the consultants in Technology Visions' future prosperity, thereby advancing the interests of Technology Visions, and all of its shareholders. Copies of the consulting agreements and the Stock Plan have been filed as exhibits to this registration statement.

COMMON STOCK

         The Board has authorized the issuance of up to 10,750,000 shares of the common stock to the consultants upon effectiveness of this registration statement. 250,000 of the shares are underlying stock options, exercisable at $.15 per share on or before December, 2005 or 3 years from the date of the grant, whichever is later.

THE CONSULTANTS

         The consultants have agreed to provide their expertise and advice to Technology Visions for the purposes set forth in the consulting agreements.

NO RESTRICTIONS ON TRANSFER

         The consultants will become the record and beneficial owners of the shares of common stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the common stock.

TAX TREATMENT TO THE CONSULTANTS

         The common stock is not qualified under Section 401(a) of the Internal Revenue Code. The consultants, therefore, will be required for federal income tax purposes to recognize compensation during the taxable year of issuance unless the shares are subject to a substantial risk of forfeiture. Accordingly, absent a specific contractual provision to the contrary, the consultants will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer. If, however, the consultants receive shares of common stock pursuant to the exercise of an option or options at an exercise price below the fair market value of the shares on the date of exercise, the difference between the exercise price and the fair market value of the stock on the date of exercise will be deemed compensation for federal income tax purposes. The consultants are urged to consult each of their tax advisors on this matter. Further, if any recipient is an "affiliate," Section 16(b) of the Exchange Act is applicable and will affect the issue of taxation.

TAX TREATMENT TO THE COMPANY

         The amount of income recognized by any recipient hereunder in accordance with the foregoing discussion will be a tax-deductible expense by Technology Visions for federal income tax purposes in the taxable year of Technology Visions during which the recipient recognizes income.

RESTRICTIONS ON RESALES

         In the event that an affiliate of Technology Visions acquires shares of common stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of common stock in the six months preceding or following the receipt of shares hereunder, any so called "profit," as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to Technology Visions. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. Technology Visions has agreed that for the purpose of any "profit" computation under 16(b), the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         A copy of any document or part thereof incorporated by reference in this Registration Statement but not delivered with this prospectus or any document required to be delivered pursuant to Rule 428(b) under the Securities Act will be furnished without charge upon written or oral request. Requests should be addressed to: Technology Visions Group, Inc., 5950 La Place Court, Suite 140, Carlsbad, California 92008. Technology Visions' telephone number is
(760) 918-9168.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.


         The following documents filed with the Securities and Exchange Commission (the "Commission") by Technology Visions are incorporated herein by reference:

(a) Technology Visions' latest Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission;

(b) The reports of Technology Visions filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended December 31, 2000;

(c) All other documents filed by Technology Visions after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.


ITEM 4. DESCRIPTION OF SECURITIES.


         Not applicable.


ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Weed & Co. L.P. has rendered an opinion on the validity of the securities being registered. Mr. Richard Weed of Weed & Co. L.P. owns 500,000 shares of Technology Visions common stock and stock options to purchase 250,000 shares of Technology Visions' common stock at $.15 per share.

         The financial statements of Technology Visions are incorporated by reference in this prospectus as of and for the year ended December 31, 2000 have been audited by Grassi & Co., CPAs, P.C., independent certified public accountants.

ITEM 6. INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.

         Under Delaware law, a corporation may indemnify its officers, directors, employees, and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933. A true and correct copy of Section 145 of the Delaware General Corporation Law which addresses indemnification of officers, directors, employees and agents is attached hereto as Exhibit 99.1.

         In addition, Section 102(b)(7) of the Delaware General Corporation Law and Technology Visions' Certificate of Incorporation provide that a director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

           The effect of these provisions may be to eliminate the rights of Technology Visions and its stockholders, through stockholders' derivative suits on behalf of Technology Visions, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from negligent or grossly negligent behavior, except in the situations described in clauses (a) - (d) of the preceding sentence.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.


         Not applicable.


ITEM 8. EXHIBITS.


                  (a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

     Exhibit No.  Title
     -----------  --------------------------------------------------------------

     5.1          Legal opinion of Weed & Co. L.P.

     10.1         2002 Non-Qualified Stock Compensation Plan

     10.2         Fee Agreement for Professional Services with Richard O. Weed

     10.3         Employment Agreement with James B. Lahey

     10.4         Employment Agreement with James A. Giansiracusa

     23.1         Consent of Weed & Co. L.P.

     23.2         Consent of Grassi & Co., CPAs, P.C.

     99.1         Section 145 of Delaware Revised Statutes

ITEM 9. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:


                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act;


                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                  (iii) include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.


                  Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on February 21, 2002.


                                            TECHNOLOGY VISIONS GROUP, INC.
                                            (Registrant)



                                            /s/ James B. Lahey
                                            ------------------------------------
                                            James B. Lahey
                                            Chief Executive Officer and Chairman
                                            of the Board of Directors


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      SIGNATURES                            TITLE                          DATE
---------------------------------------------------------------------------------------
/s/ James B. Lahey                 Chief Executive Officer and        February 21, 2002
--------------------------         Chairman of the Board of
    James B. Lahey                 Directors


/s/ James A. Giansiracusa          Chief Operating Officer,           February 21, 2002
--------------------------         Chief Financial Officer,
    James A. Giansiracusa          Secretary and Director


/s Ian C. Gent                     Director                           February 21, 2002
--------------------------
   Ian C. Gent


/s/ Stephen V. Prewett             Director                           February 21, 2002
--------------------------
    Stephen V. Prewett


/s/ William N. Whelan              Director                           February 21, 2002
--------------------------
    William N. Whelan


INDEX TO EXHIBITS



     Exhibit No.  Title
     -----------  --------------------------------------------------------------

     5.1          Legal opinion of Weed & Co. L.P.

     10.1         2002 Non-Qualified Stock Compensation Plan

     10.2         Fee Agreement for Professional Services with Richard O. Weed

     10.3         Employment Agreement with James B. Lahey

     10.4         Employment Agreement with James A. Giansiracusa

     23.1         Consent of Weed & Co. L.P.

     23.2         Consent of Grassi & Co., CPAs, P.C.

     99.1         Section 145 of Delaware Revised Statutes